EXHIBIT 5

[LETTERHEAD OF IHS INC.]

November 16, 2005

Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of IHS Inc., a Delaware corporation, (the “Company”) and have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended, relating to the authorization of the issuance of 1,271,220 shares of the Company’s Class A Common Stock, par value $.01 (the “Shares”), in connection with the Offer Under the Non-Qualified Stock Option Plan (Effective December 1, 1998) and the 2002 Non-Qualified Stock Option Plan of IHS Group Inc. (the “Offer”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.  I have assumed that the signatures on all documents that I have examined are genuine.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Offer will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stephen Green
Stephen Green
Senior Vice President and General Counsel